Exhibit 21

LIST OF SUBSIDIARIES

As of February 15, 2011

Name of Subsidiary	State or Jurisdiction of Incorporation
GameTech Canada Corporation	Nova Scotia
GameTech Arizona	Arizona
GameTech Mexico S. de. R.L. de C.V.	Mexico City